Filed Pursuant to Rule 424(b)(3)

Registration Number 333-129309

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated May 10, 2006)

Far East Energy Corporation

        — Partners in Clean Energy

40,045,242 Shares of Common Stock

This prospectus supplement relates to changes to the “Selling Stockholders” section of the prospectus dated May 10, 2006, with respect to the resale of 40,045,242 shares of our common stock by the selling stockholders named therein. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, dated May 10, 2006, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4 of the prospectus.

The selling stockholders may sell all or a portion of these shares of our common stock from time to time in market transactions through any stock exchange or market on which our common stock is then listed, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus supplement is also being filed to reflect the transfer of certain shares held by Eagle & Dominion EuroAmerican Fund Growth Ltd and Eagle & Dominion EuroAmerican Growth Fund L.P. (the “Funds”), each a selling stockholder listed in the prospectus, and to list by name the transferee. The Funds transferred beneficial ownership of 248,000 shares of common stock, consisting of 193,000 shares held by Eagle & Dominion EuroAmerican Growth Fund Ltd and 55,000 shares held by Eagle & Dominion EuroAmerican Growth Fund L.P., that are covered by the prospectus to Bear Stearns Global Growth Master Fund Limited. Accordingly, the Funds are removed as selling stockholders and Bear Stearns Global Growth Master Fund Limited is added as a selling stockholder eligible to sell up to 248,000 shares of common stock under the prospectus.

The table of selling stockholders contained in the prospectus in the “Selling Stockholders” section is hereby amended as follows to reflect the information described above by (1) deleting the information with respect to “Eagle & Dominion EuroAmerican Growth Fund Ltd”, “Eagle & Dominion EuroAmerican Growth Fund L.P.” and footnote (9) to the selling shareholder table previously listed in the prospectus, and (2) adding the information below with respect to the selling stockholders not previously listed in the prospectus:

	Beneficial Ownership Prior to Offering(1)			Common Stock Being Offered Pursuant to this Prospectus (maximum number that may be sold)	Beneficial Ownership After Offering(1)(2)
Selling Stockholder	Shares		Percentage of Class(3)		Shares	Percentage of Class(3)
Not Previously Listed:
Bear Stearns Global Growth Master Fund Limited	285,038	(6)	*	248,000	—	—

Total				248,000

*	Less than 1%
(1)	Includes shares of our common stock underlying warrants or stock options exercisable within 60 days of June 30, 2007, if any.
(2)	Assumes that all of the common stock that the named selling stockholder beneficially owns that is covered by this prospectus supplement is sold and that the named selling stockholder neither acquires nor disposes of any other shares of common stock, or right to purchase other shares of common stock subsequent to the date as of which we obtained information regarding its holdings. Because the selling stockholders are not obligated to sell all or any portion of the common stock shown as offered by them, we cannot estimate the actual number of shares of common stock (or actual percentage of the class) that will be held by any selling stockholder upon completion of the offering.
(3)	Calculated based on Rule 13d-3(d)(i) of the Securities Exchange Act of 1934, using 124,822,342 shares of common stock outstanding as of June 30, 2007. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of any options or warrants to purchase shares of common stock held by the selling stockholder, if any; however, we did not assume exercise of any other holders’ options or warrants.
(4)	The selling stockholder(s) acquired the securities in connection with a private placement that occurred during 2005. The private placement was made pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 and Rule 506 of Regulation D promulgated under the Securities Act of 1933.
(5)	Only those selling stockholders specifically identified in the selling stockholder table may sell their shares pursuant to the prospectus and prospectus supplement. Information concerning other selling stockholders will be set forth in amendments to the registration statement or supplements to the prospectus dated May 10, 2006 from time to time, if and when required.
(6)	Bear Stearns Asset Management Limited has sole investment and voting power over the shares.

The date of this prospectus supplement is July 16, 2007.